Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	State of Incorporation	Name Under Which Such Subsidiary Does Business
Frontier Trading Company I LLC	Delaware	Same

Frontier Trading Company II LLC	Delaware	Same

Frontier Trading Company III LLC	Delaware	Same

Frontier Trading Company V LLC	Delaware	Same

Frontier Trading Company VI LLC	Delaware	Same

Frontier Trading Company VII, LLC	Delaware	Same

Frontier Trading Company VIII, LLC	Delaware	Same

Frontier Trading Company IX, LLC	Delaware	Same

Frontier Trading Company X, LLC	Delaware	Same

Frontier Trading Company XI, LLC	Delaware	Same

Frontier Trading Company XII, LLC	Delaware	Same

Frontier Trading Company XIII, LLC	Delaware	Same